Exhibit 99.1

CALABASAS, CALIFORNIA, April 11, 2003... CREATIVE COMPUTER APPLICATIONS, INC. or CCA (AMEX - CAP), a leading provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and radiology departments, announced today its sales and earnings for its second fiscal quarter and six-month period ended February 28, 2003.

Sales for the second fiscal quarter ended February 28, 2003 were $1,854,785 compared to sales of $1,814,423 for the comparable quarter ended February 28, 2002. The Company earned net income of $16,863 or $.01 basic and diluted earnings per share, for the current fiscal quarter, compared to net income of $58,674, or $.02 basic and diluted earnings per share, for the comparable quarter one year ago.

Sales for the six-month period ended February 28, 2003 were $3,736,946, compared to sales of $3,541,738 for the comparable six-month period one year ago.  The Company earned net income of $64,846 or $.02 basic and diluted earnings per share, for the current six-month period, compared to net income of $88,651 or $.03 basic and diluted earnings per share, for the comparable six-month period one year ago.

Steven M. Besbeck, President and CEO, stated,  “We are pleased with the results of operations for our second quarter and six month period, considering the difficult business conditions associated with the economy and war in Iraq.  We also experienced delays in the timely completion of installations and the concurrent recognition of revenues from sales of our CIS products that were impacted by third-party issues and severe winter weather conditions.   Such delays are a factor in our business and occur from time to time.   During the second quarter we closed new sales of laboratory and radiology systems and received significant orders from our existing clients for upgrades, software, and services associated with HIPAA compliance issues. Our profitability was impacted by the delays we experienced in implementations and increased marketing expenses that were incurred in the quarter.  During the quarter we completed the development and release of new software versions that assist our clients in meeting HIPAA compliance and address patient care and safety concerns.  We believe the investment that we are making in product development will position CCA for future growth.   We are pleased with the market’s increasing awareness of our CIS products.  Many of our new clients are replacing older system technology that they previously acquired from other vendors.”

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and radiology departments.  Its primary products, CyberLAB®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

Creative Computer Applications, Inc.

Operating Results (Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2003	2002	2003	2002

Net Sales and Service Revenues	$1,854,785	$1,814,423	$3,736,946	$3,541,738
Gross Margin	967,918	929,209	1,914,219	1,819,962
Operating Income	26,693	102,517	108,044	154,571
Net Income	16,863	58,674	64,846	88,651
Basic Earnings Per Share	.01	.02	.02	.03
Diluted Earnings Per Share	.01	.02	.02	.03

Average Shares Outstanding (Basic)	3,272,233	3,231,025	3,269,317	3,227,692
(Diluted)	3,540,303	3,231,025	3,461,395	3,227,692

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.